Exhibit 99.1

Expedia, Inc. Reports Third Quarter 2013 Results

BELLEVUE, Wash.—October 30, 2013—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the third quarter ended September 30, 2013.

•	Room nights grew 20% year-over-year driven by eLong™ and Brand Expedia®. Revenue grew 17% year-over-year for the third quarter of 2013 due to growth in hotel room nights and advertising and media revenue. Brand Expedia, trivago® and Hotels.com® drove the revenue growth, with trivago on track to grow its full-year revenue approximately 85% versus 2012.

•	Through a strategic marketing agreement, Brand Expedia agreed to power both the US and Canadian Travelocity-branded websites. The Brand Expedia-powered sites are expected to launch in the first half of 2014.

•	The combination of healthy top line growth and leverage on fixed costs led to Adjusted EBITDA* improving 16% year-over-year as compared to third quarter 2012.

•	Expedia, Inc. brands collectively achieved nearly 80 million cumulative mobile app downloads since launch, including approximately 35 million downloads at eLong as well as 25 million and 18 million downloads of the Hotels.com and Brand Expedia mobile booking apps, respectively.

•	To date in 2013, Expedia, Inc. repurchased 8.0 million common shares for an aggregate purchase price of $435 million excluding transaction costs, including 6.0 million common shares since the beginning of the third quarter.

Financial Summary & Operating Metrics (financial figures in $MMs except per share amounts)

Metric	Quarter Ended 9.30.13	Quarter Ended 9.30.12	Y / Y Growth
Room night growth	20%	27%	(674	) bps
Gross bookings	10,436.7	9,056.1	15%
Revenue	1,401.9	1,199.0	17%
Adjusted EBITDA*	339.9	293.6	16%
Operating income	238.7	227.1	5%
Adjusted net income *	200.9	188.0	7%
Income from continuing operations	170.9	169.9	1%
Adjusted EPS *	$1.43	$1.32	8%
Diluted EPS from continuing operations	$1.22	$1.20	2%
Free cash flow *	(301.8)	(6.5)	NM

*	“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong, Venere® Net SpA and trivago GmbH; in addition to the related international points of sale.

Expedia and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, subsequent results do not include the Brand Expedia websites contributed to the joint venture.

The results include trivago GmbH following our acquisition of a controlling interest during March 2013. The impacts are discussed in more detail below. Unless otherwise noted, all comparisons below are versus the third quarter of 2012.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 15% (15% excluding foreign exchange) for the third quarter of 2013, primarily driven by Brand Expedia, Hotels.com and eLong, and, to a lesser extent, an increase in air tickets.

For the third quarter of 2013, average daily room rates were essentially flat year-over-year while average airfares rose by 3%. Air tickets sold grew by 7% year-over-year primarily due to strong growth at Brand Expedia. Domestic bookings increased 13% and international bookings increased 18% (17% excluding foreign exchange) for the third quarter of 2013. International bookings totaled $4.6 billion for the third quarter of 2013, accounting for 44% of worldwide bookings versus 43% in the prior year.

Revenue increased 17% (17% excluding foreign exchange) for the third quarter of 2013, primarily driven by increases in hotel room nights stayed as well as advertising and media revenue, partially offset by a decrease in revenue per room night. The trivago acquisition added approximately 6 percentage points to year-over-year revenue growth for the third quarter of 2013. Domestic revenue increased 12% and international revenue increased 23% (23% excluding foreign exchange) for the third quarter of 2013. International revenue equaled $685 million for the third quarter of 2013, representing 49% of worldwide revenue versus 46% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 13.4% for the third quarter of 2013, an increase of 19 basis points compared to the third quarter of 2012. The increase primarily relates to a favorable mix shift to our higher margin products, including advertising and media revenue as well as hotel revenue, partially offset by lower revenue per room night on our hotel product.

Product & Services Detail

As a percentage of total worldwide revenue in the third quarter of 2013, hotel accounted for 73%, air accounted for 7% and all other revenue sources, including advertising and media revenue, accounted for the remaining 20%.

Worldwide hotel revenue increased 11% for the third quarter of 2013 driven by a 20% increase in room nights stayed due to continued momentum at eLong and Brand Expedia, partially offset by a 7% decrease in revenue per room night. Revenue per room night decreased primarily due to continued hotel mix shift to Asia-Pacific, efforts to expand our global supply portfolio, including contracts signed as part of our Expedia® Traveler PreferenceTM (ETP) program, and promotional activities such as couponing and growing our loyalty programs’ membership.

Worldwide air revenue increased 16% for the third quarter of 2013 due to a 9% increase in revenue per ticket as well as a 7% increase in air tickets sold.

All other revenue (excluding hotel and air) increased 44% for the third quarter of 2013 through strong growth in advertising and media revenue generated by trivago.

Costs and Expenses

(Stock-based compensation expenses of $18 million for third quarter of 2013 and $15 million for third quarter of 2012 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses Three months ended September 30,			As a % of Revenue Three months ended September 30,
	2013	2012	Growth	2013	2012	Δ in bps
Cost of revenue	$275	$243	13%	19.6%	20.3%	(61)
Selling and marketing	621	503	24%	44.3%	41.9%	238
Technology and content	138	122	14%	9.9%	10.1%	(27)
General and administrative	85	77	9%	6.0%	6.5%	(43)

Total costs and expenses	$1,120	$945	19%	79.9%	78.8%	107

Cost of revenue (non-GAAP)

•	Cost of revenue increased 13% for the third quarter of 2013 due to $16 million more in net credit card processing costs, including fraud and chargebacks, related to growth of our merchant bookings, and $7 million more in headcount costs. Depreciation represents approximately 3% of total cost of revenue for the third quarter of 2013; essentially consistent with the third quarter of the prior year.

Selling and Marketing (non-GAAP)

•	Selling and marketing expense increased 24% in the third quarter of 2013 driven by a $105 million increase in direct costs, including online and offline marketing expenses. trivago and Brand Expedia accounted for a majority of the total increase in direct selling and marketing expenses. trivago contributed approximately 12 percentage points to the sales and marketing growth during the third quarter of 2013.

•	Indirect costs increased $13 million due to higher personnel expenses driven by the addition of trivago headcount, as well as increased headcount in our supply organization, eLong and other transaction brands. As a percentage of total selling and marketing, indirect costs represented 18% in the third quarter of 2013 compared to 20% in the third quarter of 2012.

•	Depreciation represents less than 1% of total selling and marketing expenses for the third quarter of 2013; essentially consistent with the third quarter of the prior year.

Technology and Content (non-GAAP)

•	Technology and content expense increased 14% for the third quarter of 2013 primarily due to a $9 million increase in personnel costs, net of capitalized salary costs, for additional headcount to support key technology projects for our corporate technology function, Brand Expedia and supply organization. Depreciation grew by $9 million year-over-year and represents approximately 29% of total technology and content expenses for the third quarter of 2013 compared to 26% in the third quarter of 2012.

General and Administrative (non-GAAP)

•	General and administrative expense increased 9% for the third quarter of 2013 primarily due to higher professional fees as well as personnel and overhead costs totaling $7 million, of which additional headcount costs drove approximately 50% of the total increase. trivago added approximately 2 percentage points to general and administrative expense growth for the third quarter of 2013. Depreciation represents approximately 6% of total general and administrative expenses for the third quarter of 2013; essentially consistent with the third quarter of the prior year.

Interest and Other

For the third quarter of 2013, interest income declined 14% due primarily to lower cash balances. Interest expense was essentially consistent with the third quarter of the prior year. For the third quarter of 2013, other, net was a loss of $11 million compared to a loss of $8 million in third quarter of 2012. Losses for both quarters were primarily driven by foreign exchange. Foreign currency rate fluctuations minimally impacted third quarter revenue growth rates. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rate on GAAP pre-tax income was 21.4% for the third quarter of 2013 compared with 17.7% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 25.4% for the third quarter of 2013 compared with an effective tax rate of 20.3% in the prior year period. The net effects of accounting for valuation allowances related to foreign deferred tax assets drove the increases in both the GAAP and ANI effective tax rates for the third quarter of 2013. The ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $1.8 billion at September 30, 2013. Of this amount, $314 million is held by our majority-owned subsidiaries and while included in our consolidated financial statements, we do not treat it as available for our working capital purposes.

Outstanding letters of credit totaling $19 million were applied to our $1 billion unsecured revolving credit facility leaving a total available capacity of $981 million at September 30, 2013. Long-term debt totaled $1.25 billion at September 30, 2013 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018.

For the nine months ended September 30, 2013, net cash provided by operating activities was $975 million and free cash flow was $740 million. Both measures include $516 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow decreased $537 million for the nine months ended September 30, 2013, compared to the prior year primarily due to a decrease in the rate of growth of our merchant hotel business compared to the prior year period, changes in accounts payable and accrued expenses as well as payments of $171 million related to Hawaii Tax Court Litigation required by the state of Hawaii to pursue a challenge on appeal of the adverse decision by the Tax Court that general excise tax is due on the total amount paid by consumers for a hotel room reservation in Hawaii.

At September 30, 2013, we had stock-based awards outstanding representing approximately 17 million shares of our common stock, consisting of options to purchase 16 million common shares with a $35.32 weighted average exercise price and weighted average remaining life of 5 years, and approximately 0.5 million restricted stock units (RSUs).

During the third quarter of 2013, we repurchased 4.3 million common shares for an aggregate purchase price of $221 million excluding transaction costs (an average of $51.04 per share). Subsequent to quarter end, we repurchased an additional 1.7 million shares for an aggregate purchase price of $87 million excluding transaction costs (an average of $52.06 per share), leaving approximately 10.1 million shares of common stock available for repurchase under our April 25, 2012 authorization.

On September 18, 2013, we paid a quarterly dividend of $20 million ($0.15 per common share). In addition, on October 28, 2013, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.15 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 21, 2013, with a payment date of December 12, 2013. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $20 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

•	Expedia, Inc. and Travelocity signed an exclusive strategic marketing agreement whereby Expedia® will power the technology platforms for Travelocity-branded websites in the US and Canada, while providing Travelocity with access to Expedia, Inc.’s extensive global supply and customer service operations.

•	Egencia® signed agreements to power corporate travel management solutions for Dixon Hughes Goodman, the largest certified public accounting firm in the Southern U.S. as well as leading air cargo provider Swissport. Egencia also launched a new rail booking platform in the UK in partnership with TheTrainline.com, the UK’s number one independent online rail ticket retailer.

•	Expedia, Inc. signed distribution agreements with several international airlines, including Mexico’s national airline Aeromexico; Malaysia Airlines, named Asia’s Leading Airline by the World Travel Awards in 2013; and Qatar Airways, voted Airline of the Year 2011 & 2012 by Skytrax Airline Global Industry Audit.

•	AirAsia Expedia was named Asia’s Best Brand at the 2013 CMO Asia Awards, a designation determined by consumer mind share, market share, and commitment share, as indicated by a brand’s strength in encouraging customers to buy from that brand in the future.

Technology Platform Investment and Innovation

•	Expedia.com announced an agreement intended to expand the online travel company’s accommodations options by surfacing HomeAway vacation rental properties on Expedia.com. The pilot – expected to launch next year – will include properties throughout the US and Mexico.

•	Egencia introduced the Intelligent Service Platform™, a new initiative aimed at smartly infusing technology into the customer service channel through the use of enhanced interactive voice response (IVR) technology for corporate travelers across North America.

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc., continues to exhibit strong growth by generating 22% year-over-year revenue growth in the third quarter of 2013.

Worldwide Hotel Portfolio

•	At quarter-end, Expedia, Inc. global websites, including eLong, featured more than 240,000 bookable properties. Expedia, Inc. sites offer almost 180,000 hotels in EMEA and APAC countries.

•	The Expedia Traveler Preference (ETP) program continues to make great strides within the lodging community; approximately 90% of the more than 35,000 contracted hotels currently transact under the program, including more than 10,000 hotels associated with chain partners.

•	Expedia Lodging Partner Services signed partnership agreements that include provisions allowing for distribution under the Expedia Traveler Preference program with several hotel management companies and brands, including Benchmark Management Co.; Canada’s largest hotel brand Coast Hotels; leading guest generation provider for vacation properties LeisureLink, Inc.; and Vantage Hospitality, the world’s 8th-largest hotel and hospitality company.

•	Subsequent to quarter-end, Expedia, Inc. underwent a reorganization to more closely integrate the Lodging Partner Services division within Brand Expedia, in a move intended to strengthen the alignment between supply and consumer demand. Though now organizationally aligned with Brand Expedia, the Lodging Partner Services organization will continue to serve all Expedia, Inc. brands and B2B business units worldwide.

New Distribution Channels

•	During the first month of Brand Expedia’s Trip-A-Day Giveaway campaign, the Expedia Hotels & Flights mobile app experienced a nearly 50% lift in downloads to become the #1 Free Travel App in the iTunes store.

•	Egencia unveiled the next-generation Egencia® TripNavigator iPhone app giving business travelers turn-by-turn guidance throughout the trip as well as access to Egencia® AssistMe, a new feature that integrates traveler assistance into the user interface to deliver a much higher level of personalized customer service.

•	Hotels.com became the first third-party travel app to be included in US automaker Ford’s “Sync with AppLink” program, enabling drivers to use voice activation to search Hotels.com lodging content for nearby accommodations.

•	Hotels.com also rolled out new functionality on its iPhone and iPad apps to notify Welcome Rewards® members in 89 countries when they have earned a free night. Members of the loyalty program in the US will also receive notifications via the app when Welcome Rewards points have been earned.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue	$1,401,860	$1,199,020	$3,619,244	$3,055,488
Costs and expenses:
Cost of revenue (1)	276,318	243,633	789,506	673,472
Selling and marketing (1) (2)	625,296	505,756	1,711,919	1,327,401
Technology and content (1)	143,816	125,617	422,781	350,554
General and administrative (1)	92,351	85,140	276,618	246,936
Amortization of intangible assets	18,514	9,474	49,921	21,527
Legal reserves, occupancy tax and other	6,874	2,310	74,678	5,384
Acquisition-related and other (1)	—	—	66,472	—

Operating income	238,691	227,090	227,349	430,214
Other income (expense):
Interest income	6,642	7,759	19,837	20,574
Interest expense	(21,966)	(22,101)	(65,343)	(65,482)
Other, net	(11,287)	(8,410)	(1,611)	(19,277)

Total other expense, net	(26,611)	(22,752)	(47,117)	(64,185)

Income from continuing operations before income taxes	212,080	204,338	180,232	366,029
Provision for income taxes	(45,356)	(36,150)	(57,861)	(70,145)

Income from continuing operations	166,724	168,188	122,371	295,884
Discontinued operations, net of taxes	—	1,543	—	(22,346)

Net income	166,724	169,731	122,371	273,538
Net (income) loss attributable to noncontrolling interests	4,135	1,746	15,762	(101)

Net income attributable to Expedia, Inc.	$170,859	$171,477	$138,133	$273,437

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$170,859	$169,934	$138,133	$295,783
Discontinued operations, net of taxes	—	1,543	—	(22,346)

Net income	$170,859	$171,477	$138,133	$273,437

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$1.25	$1.25	$1.01	$2.21
Diluted	1.22	1.20	0.98	2.12
Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$1.25	$1.26	$1.01	$2.04
Diluted	1.22	1.21	0.98	1.96
Shares used in computing earnings per share:
Basic	136,380	135,968	136,381	133,919
Diluted	140,451	141,423	141,202	139,650
Dividends declared per common share	$0.15	$0.13	$0.41	$0.31

(1) Includes stock-based compensation as follows:
Cost of revenue	$887	$781	$2,712	$2,503
Selling and marketing	3,943	2,881	11,857	10,574
Technology and content	5,372	3,957	15,459	12,115
General and administrative	7,837	7,719	22,532	23,718
Acquisition-related and other	—	—	56,643	—
(2) Includes related party amounts as follows:	$56,162	$57,258	$171,286	$164,339

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,394,498	$1,293,161
Restricted cash and cash equivalents	18,883	21,475
Short-term investments	417,921	644,982
Accounts receivable, net of allowance of $16,862 and $10,771	695,137	461,531
Prepaid expenses and other current assets	179,367	193,353

Total current assets	2,705,806	2,614,502
Property and equipment, net	464,773	409,373
Long-term investments and other assets	243,506	224,231
Intangible assets, net	1,129,531	821,419
Goodwill	3,657,994	3,015,670

TOTAL ASSETS	$8,201,610	$7,085,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,209,642	$954,071
Accounts payable, other	335,063	283,029
Deferred merchant bookings	1,652,079	1,128,231
Deferred revenue	42,621	26,475
Accrued expenses and other current liabilities	482,014	590,505

Total current liabilities	3,721,419	2,982,311
Long-term debt	1,249,395	1,249,345
Deferred income taxes, net	435,715	323,766
Other long-term liabilities	132,109	126,912
Commitments and contingencies
Redeemable noncontrolling interests	357,666	13,473
Stockholders’ equity:
Common stock $.0001 par value	19	19
Authorized shares: 1,600,000
Shares issued: 191,898 and 189,255
Shares outstanding: 119,162 and 122,530
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,788,786	5,675,075
Treasury stock - Common stock, at cost	(3,298,464)	(2,952,790)
Shares: 72,736 and 66,725
Retained earnings (deficit)	(303,935)	(442,068)
Accumulated other comprehensive income (loss)	9,189	22

Total Expedia, Inc. stockholders’ equity	2,195,596	2,280,259
Noncontrolling interest	109,710	109,129

Total stockholders’ equity	2,305,306	2,389,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,201,610	$7,085,195

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2013	2012
Operating activities:
Net income	$122,371	$273,538
Less: Discontinued operations, net of tax	—	(22,346)

Net income from continuing operations	122,371	295,884
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	152,970	116,854
Amortization of stock-based compensation	109,203	48,910
Amortization of intangible assets	49,921	21,527
Deferred income taxes	2,863	16,219
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	53,199	(18,348)
Realized (gain) loss on foreign currency forwards	(40,228)	8,511
Other	8,772	17,495
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(210,118)	(192,105)
Prepaid expenses and other current assets	(14,226)	1,253
Accounts payable, merchant	257,016	290,809
Accounts payable, other, accrued expenses and other current liabilities	(81,044)	204,345
Deferred merchant bookings	547,988	634,764
Deferred revenue	16,728	7,790

Net cash provided by operating activities from continuing operations	975,415	1,453,908

Investing activities:
Capital expenditures, including internal-use software and website development	(235,416)	(176,980)
Purchases of investments	(1,139,157)	(1,530,749)
Sales and maturities of investments	1,338,062	1,244,065
Acquisitions, net of cash acquired	(540,489)	(198,398)
Net settlement of foreign currency forwards	40,228	(8,511)
Other, net	(177)	(2,203)

Net cash used in investing activities from continuing operations	(536,949)	(672,776)

Financing activities:
Purchases of treasury stock	(355,689)	(366,037)
Proceeds from issuance of treasury stock	25,273	—
Payment of dividends to stockholders	(56,080)	(42,470)
Proceeds from exercise of equity awards and employee stock purchase plan	42,693	232,658
Excess tax benefit on equity awards	33,368	28,433
Purchases of additional interests in controlled subsidiaries, net	(14,923)	(2,015)
Other, net	5,003	(4,496)

Net cash used in financing activities from continuing operations	(320,355)	(153,927)

Net cash provided by continuing operations	118,111	627,205
Net cash provided by (used in) discontinued operations	13,637	(7,607)
Effect of exchange rate changes on cash and cash equivalents	(30,411)	5,996

Net increase in cash and cash equivalents	101,337	625,594
Cash and cash equivalents at beginning of period	1,293,161	689,134

Cash and cash equivalents at end of period	$1,394,498	$1,314,728

Supplemental cash flow information
Cash paid for interest from continuing operations	$83,659	$85,255
Income tax payments (refunds), net from continuing operations	52,550	(584)

Expedia, Inc.

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2011				2012				2013			Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross Bookings by Segment
Leisure	$6,653	$7,270	$6,956	$5,689	$7,666	$8,019	$8,120	$6,571	$8,664	$8,933	$9,312	15%
Egencia	642	684	667	621	755	938	936	955	1,117	1,188	1,125	20%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	15%
Gross Bookings by Geography
Domestic	$4,390	$4,856	$4,547	$3,798	$5,116	$5,486	$5,155	$4,201	$5,484	$5,848	$5,828	13%
International	2,905	3,097	3,076	2,512	3,305	3,471	3,902	3,324	4,297	4,273	4,609	18%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	15%
Gross Bookings by Agency/Merchant
Agency	$4,144	$4,476	$4,120	$3,614	$4,621	$4,867	$4,706	$4,165	$5,270	$5,466	$5,701	21%
Merchant	3,151	3,478	3,503	2,696	3,799	4,090	4,350	3,361	4,511	4,655	4,736	9%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	15%
Revenue by Segment
Leisure	$686	$866	$976	$742	$764	$964	$1,121	$890	$924	$1,110	$1,316	17%
Egencia	42	47	44	45	53	76	78	85	89	95	85	10%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	17%
Revenue by Geography
Domestic	$434	$516	$561	$444	$483	$591	$642	$511	$558	$650	$717	12%
International	294	398	459	343	334	449	557	464	454	555	685	23%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	17%
Revenue by Agency/Merchant/Advertising
Agency	$181	$200	$216	$167	$182	$220	$235	$212	$234	$270	$330	40%
Merchant	520	685	777	591	603	787	930	730	733	855	963	4%
Advertising & Media Revenue	27	29	27	30	31	32	35	33	46	80	109	214%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	17%
Adjusted EBITDA
Leisure	$150	$254	$344	$234	$171	$283	$357	$262	$178	$265	$419	17%
Unallocated Overhead Costs	(76)	(74)	(72)	(78)	(79)	(78)	(76)	(90)	(85)	(91)	(91)	20%

Subtotal	$74	$179	$273	$156	$92	$205	$281	$172	$93	$174	$328	17%
Egencia	8	10	5	6	10	18	12	13	12	18	11	-8%

Total	$82	$189	$278	$162	$102	$223	$294	$185	$105	$192	$340	16%
Worldwide Hotel (Merchant & Agency)
Room Nights	18.3	24.7	28.9	22.4	22.7	30.1	36.7	29.7	29.0	35.9	44.1	20%
Room Night Growth	15%	21%	17%	19%	24%	22%	27%	33%	28%	19%	20%	20%
Room Night Growth including AirAsia JV	15%	21%	19%	21%	27%	24%	27%	34%	28%	20%	21%	21%
ADR Growth	3%	6%	7%	2%	0%	-1%	-3%	-3%	0%	0%	0%	0%
Revenue per Night Growth	1%	5%	1%	-5%	-6%	-5%	-6%	-6%	-3%	-6%	-7%	-7%
Revenue Growth	16%	27%	18%	12%	18%	16%	20%	25%	24%	12%	11%	11%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-10%	-3%	-10%	-8%	5%	3%	11%	12%	9%	7%	7%	7%
Airfare Growth	13%	11%	12%	10%	7%	5%	1%	2%	0%	0%	3%	3%
Revenue per Ticket Growth	17%	1%	7%	-10%	-20%	-11%	-19%	-2%	5%	1%	9%	9%
Revenue Growth	5%	-1%	-3%	-17%	-17%	-8%	-10%	10%	14%	8%	16%	16%

Notes:

The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

The metrics above include VIA Travel following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013.

VIA Travel and trivago GmbH are recorded within the Egencia and Leisure segments, respectively.

Advertising & Media Revenue includes revenue from trivago GmbH. All trivago GmbH revenue is classified as international.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network, trivago and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands)
Adjusted EBITDA	$339,897	$293,576	$636,727	$618,295
Depreciation	(52,965)	(43,874)	(152,970)	(116,854)
Amortization of intangible assets	(18,514)	(9,474)	(49,921)	(21,527)
Stock-based compensation	(18,039)	(15,338)	(109,203)	(48,910)
Legal reserves, occupancy tax and other	(6,874)	(2,310)	(74,678)	(5,384)
Acquisition-related and other	—	—	(9,829)	—
Realized (gain) loss on revenue hedges	(4,814)	4,510	(12,777)	4,594

Operating income	238,691	227,090	227,349	430,214
Interest expense, net	(15,324)	(14,342)	(45,506)	(44,908)
Other, net	(11,287)	(8,410)	(1,611)	(19,277)

Income from continuing operations before income taxes	212,080	204,338	180,232	366,029
Provision for income taxes	(45,356)	(36,150)	(57,861)	(70,145)

Income from continuing operations	166,724	168,188	122,371	295,884
Discontinued operations, net of taxes	—	1,543	—	(22,346)

Net income	166,724	169,731	122,371	273,538
Net (income) loss attributable to noncontrolling interests	4,135	1,746	15,762	(101)

Net income attributable to Expedia, Inc.	$170,859	$171,477	$138,133	$273,437

Adjusted Net Income & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Expedia, Inc.	$170,859	$171,477	$138,133	$273,437
Discontinued operations, net of taxes		(1,543)	—	22,346
Amortization of intangible assets	18,514	9,474	49,921	21,527
Stock-based compensation	18,039	15,338	109,203	48,910
Legal reserves, occupancy tax and other	6,874	2,310	74,678	5,384
Acquistion-related and other	—	—	9,829	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	49	(182)	(126)	(25)
Unrealized (gain) loss on revenue hedges	13,555	2,907	1,637	5,552
Stock-based compensation as part of equity method investments	33	—	99	—
Provision for income taxes	(23,088)	(11,318)	(45,656)	(25,913)
Noncontrolling interests	(3,890)	(465)	(11,258)	(1,591)

Adjusted Net Income	$200,945	$187,998	$326,460	$349,627

GAAP diluted weighted average shares outstanding	140,451	141,423	141,202	139,650
Additional dilutive securities	461	1,126	644	1,448

Adjusted weighted average shares outstanding	140,912	142,549	141,846	141,098

Diluted earnings per share from continuing operations	$1.22	$1.20	$0.98	$2.12
Adjusted earnings per share from continuing operations	1.43	1.32	2.30	2.48

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net cash provided by operating activities	$(224,193)	$53,313	$975,415	$1,453,908
Less: capital expenditures	(77,576)	(59,763)	(235,416)	(176,980)

Free cash flow	$(301,769)	$(6,450)	$739,999	$1,276,928

Non-GAAP cost of revenue, selling and marketing, technology and content expenses and general and administrative excluding stock-based compensation

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(in thousands)
Cost of revenue	$276,318	$243,633	$789,506	$673,472
Less: stock-based compensation	(887)	(781)	(2,712)	(2,503)

Cost of revenue excluding stock-based compensation	$275,431	$242,852	$786,794	$670,969
Selling and marketing expense	$625,296	$505,756	$1,711,919	$1,327,401
Less: stock-based compensation	(3,943)	(2,881)	(11,857)	(10,574)

Selling and marketing expense excluding stock-based compensation	$621,353	$502,875	$1,700,062	$1,316,827
Technology and content expense	$143,816	$125,617	$422,781	$350,554
Less: stock-based compensation	(5,372)	(3,957)	(15,459)	(12,115)

Technology and content expense excluding stock-based compensation	$138,444	$121,660	$407,322	$338,439
General and administrative expense	$92,351	$85,140	$276,618	$246,936
Less: stock-based compensation	(7,837)	(7,719)	(22,532)	(23,718)

General and administrative expense excluding stock-based compensation	$84,514	$77,421	$254,086	$223,218

Conference Call

Expedia, Inc. will audiocast a conference call to discuss third quarter 2013 financial results and certain forward-looking information on Wednesday, October 30, 2013 at 1:30 p.m. Pacific Daylight Time (PDT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 30, 2013 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: increasingly competitive global environment; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution partners; increases in the costs of maintaining and enhancing our brand awareness; our inability to adapt to technological developments or industry trends; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our ability to adopt new business models and practices; our ability to expand successfully in international markets; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or regulations; adverse outcomes in legal proceedings to which we are a party; our ability to determine our worldwide tax provision for income taxes; fluctuations in our effective tax rate; our ability to retain or motivate key personnel or hire, retain and motivate qualified personnel; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary; changing laws, rules and regulations and legal uncertainties relating to our business; risks related to interruption or lack of redundancy in our information systems; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; changes in senior management; management conflicts of interest; failure of our third-party service providers; risks related to the failure of counterparties to perform on financial obligations; risks related to our long-term indebtedness; our inability to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; fluctuations in foreign exchange rates; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2012.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 11 countries on its 10 sites in North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search company with sites in 33 countries

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2013 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com